Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby Senior Vice President, Chief Financial Officer Mike Forman Vice President Finance and Administration 408-894-0700	Lippert / Heilshorn & Associates Lillian Armstrong/Moriah Shilton (Investors) 415-433-3777 Chenoa Taitt/Michael Hopkins (Financial Media) 212-838-3777 Moriah@lhai-sf.com

Tessera Technologies’ Underwriters Exercise Over-Allotment Option

San Jose, Calif., November 14, 2003 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced today that the underwriters of its recent initial public offering have exercised their over-allotment option for an additional 1,125,000 shares of common stock, priced at $13.00 per share. Selling stockholders will sell 1,066,427 shares and Tessera will sell 58,573 shares upon the consummation of the exercise of the over-allotment option.

Lehman Brothers, Inc. is acting as the sole book-running manager, with Merrill Lynch & Co., Needham & Company, Inc., and SoundView Technology Corporation also acting as managers of the proposed offering. The offering of the securities is made only by means of a prospectus, copies of which may be obtained from Lehman Brothers c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone 631-254-7106.

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.